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                                    GE FUNDS

                               GE TAX-EXEMPT FUND

                    AMENDED AND RESTATED INVESTMENT ADVISORY
                          AND ADMINISTRATION AGREEMENT


                                                    ___________, 1997


GE Investment Management Incorporated
3003 Summer Street
P.O. Box 7900
Stamford, Connecticut 06904

Ladies and Gentlemen:

                  GE Funds, a business trust organized under the laws of The Commonwealth of Massachusetts (the "Trust"), confirms its agreement with GE Investment Management Incorporated ("GEIM") with respect to GEIM's serving as the investment adviser and administrator of GE Tax-Exempt Fund (the "Fund"), a series of the Trust. Terms not defined herein have the meanings assigned to such terms as set forth in the Trust's Registration Statement on Form N-1A, as amended from time to time (the "Registration Statement"). GEIM agrees to provide services upon the following terms and conditions:

                  Section 1.  Services as Investment Adviser and Administrator.

                   (a) The Trust anticipates that the Fund will employ its capital by investing and reinvesting in investments of the type specified in the Trust's Declaration of Trust dated August 10, 1992, as amended from time to time (the "Declaration of Trust"), in the Trust's By-Laws, as amended from time to time (the "By-Laws"), and in the Trust's Registration Statement, and in the manner and to the extent approved by the Board of Trustees of the Trust. Copies of the Registration Statement, the Declaration of Trust and the By-Laws have been submitted to GEIM.

                   (b) Subject to the supervision and direction of the Trust's Board of Trustees, GEIM, as the Fund's investment adviser, will manage the Fund's portfolio in accordance with the investment objective and policies of the Fund as stated in the Registration Statement, will make investment decisions for the Fund and will place purchase and sale orders for the Fund's portfolio transactions.



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                   (c) Subject to the supervision and direction of the Board of
Trustees, GEIM, as administrator will (1) furnish the Trust with statistical and research data, clerical help and accounting, data processing, bookkeeping, internal auditing services and certain other services required by the Trust; (2) prepare reports to the shareholders of the Funds; (3) assist in the preparation of tax returns and reports to and filings with the Securities and Exchange Commission (the "Commission") and state securities law authorities.

                   (d) GEIM will, at its own expense, maintain sufficient staff, and employ or retain sufficient personnel and consult with any other persons that it determines may be necessary or useful to the performance of its obligations under this Agreement.

                   (e) GEIM will keep the Trust informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Trust from time to time with whatever information GEIM believes is appropriate for this purpose.

                   (f) GEIM may delegate all or a portion of its duties under this Agreement. GEIM will supervise, monitor and evaluate the services provided by any service provider, including any sub-investment adviser retained by GEIM pursuant to a sub-advisory agreement.

                  Section 2.  Selection of Investments on Behalf of the Fund.

                  Unless otherwise set forth in the Registration Statement or directed by the Trust, GEIM will, in selecting brokers or dealers to effect transactions on behalf of the Fund select the best overall terms available. In so doing, GEIM may consider the breadth of the market on the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. GEIM may also consider brokerage and research services provided to the Funds and/or other accounts over which GEIM or its affiliates exercise investment discretion. The Trust recognizes the desirability of GEIM's having access to supplemental investment and market research and security and economic analyses provided by brokers and that those brokers may execute brokerage transactions at a higher cost to the Fund than would be the case if the transactions were executed on the basis of the most favorable price and efficient execution. The Trust, thus, authorizes GEIM, to the extent permitted by applicable law and regulations, to pay higher brokerage commissions for the purchase and sale of securities for the Fund to brokers who provide supplemental investment and market research and security and economic analyses, subject to review by the Trustees of the Trust

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and from time to time with respect to the extent and continuation of this practice. The Trust understands that the services provided by those brokers may be useful to GEIM in connection with its services to other clients.

                  Section 3.  Costs and Expenses.

                  GEIM will bear the cost of rendering the services it is obligated to provide under this Agreement and will, at its own expense, pay the salaries of all officers and employees who are employed by both it and the Trust. GEIM will provide the Fund with investment officers who are authorized by the Trust's Board of Trustees to execute purchases and sales of securities on behalf of the Fund and will employ a professional staff of portfolio managers who draw upon a variety of sources for research information for the Fund. Other expenses to be incurred in the operation of the Fund and not specifically borne by GEIM will be borne by the Fund, including: shareholder servicing and distribution fees under the terms of the shareholder servicing and distribution plan adopted by the Trust with respect to the Fund pursuant to Rule 12b-1 (the "Plan") under the Investment Company Act of 1940, as amended (the "1940 Act"); charges and expenses of any registrar, the costs of custody, transfer agency and recordkeeping services in connection with the Fund; brokerage fees and commissions; taxes; registration costs of the Fund and its shares under Federal and state securities laws; the cost and expense of printing, including typesetting, and distributing of prospectuses describing the Fund and supplements to those prospectuses to regulatory authorities and the Fund's shareholders; all expenses incurred in conducting meetings of the Fund's shareholders and meetings of the Trust's Board of Trustees relating to the Fund, including fees paid to members of the Trust's Board of Trustees who are not affiliated with GEIM or any of its affiliates; all expenses incurred in preparing, printing and mailing proxy statements and reports to shareholders of the Fund; fees and travel expenses of members of the Trust's Board of Trustees or members of any advisory board or committee who are not employees of GEIM, or any of its affiliates; all expenses incident to any dividend, withdrawal or redemption options provided to Fund shareholders; charges and expenses of any outside service used for pricing the Fund's portfolio securities and calculating the net asset value of the Fund's shares; fees and expenses of legal counsel, including counsel to the members of the Trust's Board of Trustees who are not interested persons of the Fund, or GEIM, and independent auditors; membership dues of industry associations; interest on Fund borrowings; postage; insurance premiums on property or personnel (including officers and Trustees) of the Trust that inure to their benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any

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indemnification relating thereto); and all other costs of the Fund's operations.

                  Section 4.  Compensation.

                  In consideration of services rendered pursuant to this Agreement, the Trust will pay GEIM on the Trust's first business day of each month a fee that is accrued daily at the annual rate of .35% of the value of the Fund's average daily net assets for the previous month. For the purpose of determining fees payable to GEIM under this Agreement, the value of the Fund's net assets will be computed in the manner described in the Registration Statement.

                  Section 5.  Excess Expense Reimbursement

                  If, in any fiscal year of the Fund, the aggregate expenses of the Fund (including management fees, but excluding interest, taxes, brokerage fees, fees paid with respect to the Fund pursuant to the Plan and, with the prior written consent of the necessary state securities authorities, extraordinary expenses) exceed the expense limitation of any state having jurisdiction over the Trust, GEIM will reimburse the Trust up to the amount of the Fund's investment advisory fee. The expense reimbursement payable under the terms of this Section 5 will be estimated, reconciled and paid on a monthly basis.

                  Section 6.  Services to Other Companies or Accounts.

                   (a) The Trust understands and acknowledges that GEIM now acts and will continue to act as investment manager or adviser to various fiduciary or other managed accounts and the Trust has no objection to GEIM's so acting, so long as that when the Fund and any account served by GEIM are prepared to invest in, or desire to dispose of, the same security, available investments or opportunities for sales will be allocated in a manner believed by GEIM to be equitable to the Fund and the account. The Trust recognizes that, in some cases, this procedure may adversely affect the price paid or received by the Fund or the size of the position obtained or disposed of by the Fund.

                   (b) The Trust understands and acknowledges that the persons employed by GEIM to assist in the performance of its duties under this Agreement will not devote their full time to that service and agrees that, nothing contained in this Agreement will be deemed to limit or restrict the right of GEIM or any affiliate of GEIM to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

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                  Section 7.  Continuance and Termination of the Agreement.

                   (a) This Agreement will become effective as of the date hereof and will continue for an initial two-year term and will continue thereafter so long as the continuance is specifically approved at least annually
(a) by the Trustees of the Trust or (b) by a vote of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act, provided that in either event the continuance is also approved by a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on the approval.

                   (b) This Agreement is terminable without penalty, by the Trust on not more than 60 nor less than 30 days' written notice to GEIM, by vote of holders of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act, or by GEIM on not more than 60 nor less than 30 days' notice to the Trust.

                   (c) This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act or in rules adopted under the 1940
Act).

                  Section 8.  Filing of Declaration of Trust.

                  The Trust represents that a copy of the Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts and with the Boston City Clerk.

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                  Section 9.  Limitation of Liability.

                   (a) GEIM will exercise its best judgment in rendering the services described in this Agreement, except that GEIM will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, other than a loss resulting from willful misfeasance, bad faith or gross negligence on the part of GEIM in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee or agent of GEIM, who may be or become an officer, Trustee, employee or agent of the Trust, will be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering services to, or acting solely for, the Trust and not as an officer, director, employee or agent, or one under the control or direction of, GEIM even though paid by GEIM.

                   (b) The Trust and GEIM agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Fund, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Trust as provided in the Declaration of Trust. No series of the Trust, including the Fund, will be liable for any claims against any other series.

                  Section 10.  Dates.

                  This Agreement has been executed by the Trust and GEIM as of _______________, 1997.

                  Section 11.  Miscellaneous.

                  The Trust recognizes that directors, officers and employees of GEIM and its affiliates may from time to time serve as directors, trustees, officers and employees of corporations, partnerships, group trusts and business trusts (including other investment companies) and that such other entities may include the initials "GE" or the words "General Electric" as part of their name, and that GEIM or its affiliates may enter into distribution, investment advisory or other agreements with such other corporations and trusts. If GEIM ceases to act as the

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investment adviser to the Trust, the Trust agrees that, at GEIM's request, the
Trust's license to use the initials "GE" will terminate and that the Trust will cease and discontinue completely further use of such initials and will take all necessary action to change the name of the Trust and the Fund to a name not including the initials "GE."

                                     * * * *

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy this Agreement.

                                               GE FUNDS



                                               By: _____________________________
                                               Name:  Michael J. Cosgrove
                                               Title: Chairman of the Board
                                                      and President




Accepted:

GE INVESTMENT MANAGEMENT INCORPORATED

By: _________________________________
Name:  Alan M. Lewis
Title: Executive Vice President












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